Kansas Corporation Commission

News Release

July 25, 2001

KCC reduces Western Resources electric rates by $22.7 million

KGE costs reduced $41.2 million - KPL costs increased $18.5 million

TOPEKA, Kansas - The Kansas Corporation Commission (Commission) today issued an order reducing Western Resources' combined electric rates by $22.7 million. The $22.7 million rate reduction represents an overall revenue reduction of approximately 1.9 percent. Today's action will reduce KGE's revenue requirement by $41.2 million or approximately 6.6 percent, and increase KPL's revenue requirement by $18.5 million or approximately 3.3 percent. In a separate rate design proceeding the Commission will determine the actual rate impact to customers.

"This decision was reached after much deliberation and study by the Commissioners and is based on the voluminous evidence presented by all parties throughout the rate case investigation," said KCC Chairman John Wine. "We are confident that it is a fair and balanced decision for consumers and the company."

The rates set in this case are interim and subject to refund, until it is determined what will occur with the electric utility companies and there is a clear assurance that there will not be an electric utility in financial distress. The Commission said it will not assume in this proceeding what will happen with Western Resources' corporate structure and what the financial condition of the electric utility will be in the future. The Commission based its rate ruling on the utility structure as it exists today.

In its order, the Commission reiterated its commitment to continue to work toward the elimination of the rate differential between KPL and KGE. The Commission said the rate differential between KPL and KGE must be viewed in light of the historical record dating back to the 1991 merger of the two companies. Over the course of time, customers of both companies have benefitted from the merger through rate reductions. Adjustments in this case, based on the individual company's costs to provide service, make significant progress in addressing the rate differential.

The rate increase granted KPL in this case is attributable to the addition of 514 megawatts of new generation capacity necessary to provide electric service to KPL retail customers. The new generation capacity consists of three combustion turbine peaking units at the Gordon Evans facility and a purchase power agreement for capacity from the State Line facility. The


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rate reduction to KGE is based upon several adjustments unique to the KGE service area, most notably, extension of the operating life of the Wolf Creek Generating Station. The extension provides a longer period for the recovery of Wolf Creek costs and consequently reduces rates.

Customers will not see the effect of the rate changes until after the completion of the rate design phase. Today's order requires Western Resources to file its rate design for all customer classes by September 20, 2001.

The Commission allowed a Retum on Equity (ROE) of 11.02 percent and a Rate of Return (ROR) of 9.08 percent. The ROE is the amount of money companies have the opportunity to earn on its common equity provided by stockholders and the ROR is the combined cost of debt and equity used to finance assets.

The Commission further ordered Western Resources to submit filings and take corrective action in several areas including: within 90 days file revised guidelines and procedures for allocating executives' time and expenses between regulated and non-regulated operations, and within 30 days file procedures for classifying and tracking power marketing activities and transactions.

Background

On November 27, 2000, Western Resources requested a $151 million rate increase. Western Resources' KPL division and Kansas Gas and Electric Company filed applications with the Kansas Corporation Commission requesting annual increases in retail electric rates of $93 million or approximately 19 percent for KPL customers and $58 million or approximately 10 percent for KGE customers. The companies requested a ROE of 12.75 percent and an ROR of 10.27 percent.

In the companies' applications, Western Resources said the increase for both KPL and KGE was necessary to recover increased operating and maintenance costs, increases in the cost of fuel for its power plants, and to attract capital and earn an adequate return on equity to protect their financial integrity. In addition, the companies said the KPL increase was necessary to recover KPL's investment in new generating facilities needed to meet growing customer demand for electricity.

On April 6, 2001, Commission staff recommended a combined company rate decrease of $91.7 million. This represented a rate decrease for KGE of approximately $92 million and a rate increase of $262,072 for KPL. Staff also recommended a ROE of
10.40 percent and a ROR of 8.6 percent.


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In April, public hearings were held in Topeka, Wichita, Salina and Pittsburgh providing an opportunity for customers to present testimony on the rate case to the Commission. A technical evidentiary hearing was held at the Commission's Topeka offices from May 17, 2001 through June 4, 2001.

Western Resources, through KPL and KGE, provides retail electric service to approximately 635,000 customers. KPL serves approximately 345,000 customers in central and northeast Kansas and KGE serves approximately 290,000 customers in central and southeast Kansas. KPL and KGE also provide wholesale electric service and transmission service to numerous municipalities and electric cooperatives in Kansas.

Release No. 01-13

Docket No. 01-WSRE-436-RTS